CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-14 of our reports dated March 1, 2021 and March 11, 2021, relating to the financial statements and financial highlights of Tactical Conservative Allocation Fund, Tactical Moderate Allocation Fund, Tactical Growth Allocation Fund, TFA Quantitative Fund and TFA Multidimensional, each a series of Collaborative Investment Series Trust, for the year or period ended December 31, 2020, and to the references to our firm under the heading “Independent Registered Public Accounting Firm”, “Experts” and “Financial Highlights” in the Combined Proxy Statement and Prospectus.

Cohen & Company, Ltd.

Milwaukee, Wisconsin

April 29, 2021